                                                                    EXHIBIT 12.1

                           CROSS TIMBERS OIL COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (in thousands)

                                                           YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------
                                              1996      1995      1994      1993     1992
                                             -------  ---------  -------  --------  -------

Earnings (loss) available to common stock..  $19,790  $(10,538)  $ 3,048  $(4,012)  $ 4,744
Income Tax Expense.........................   10,669    (5,825)    1,730    3,643       154
Interest and Debt Expense..................   17,224    12,922     8,289    5,612     5,273
Interest Portion of Rentals (a)............    1,830       637       519      463       504
Preferred stock dividends..................      514         -         -        -         -
                                             -------  --------   -------  -------   -------
Earnings (loss) before Provision for
  Taxes and Fixed Charges..................  $50,027  $ (2,804)  $13,586  $ 5,706   $10,675
                                             =======  ========   =======  =======   =======

Interest and Debt Expense..................  $17,224  $ 12,922   $ 8,289  $ 5,612   $ 5,273
Interest Portion of Rentals (a)............    1,830       637       519      463       504
Preferred stock dividends..................      514         -         -        -         -
                                             -------  --------   -------  -------   -------

Total Fixed Charges........................  $19,568  $ 13,559   $ 8,808  $ 6,075   $ 5,777
                                             =======  ========   =======  =======   =======

Ratio of Earnings to Fixed Charges.........      2.6      (0.2)(b)   1.5      0.9       1.8

Excess of Fixed Charges over Earnings (Loss) $     -  $(16,363)(b)     -  $  (369)        -

(a) Calculated as one-third of rentals.
(b) Negative ratio is the result of a $20,280,000 pre-tax, non-cash charge recorded upon adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of. Excluding the effect of this charge, the ratio of earnings to fixed charges is 1.3.